Exhibit 5.7

Mason Drake

Tel. 312-456-8402

Fax 312-899-0454

DrakeM@gtlaw.com

Martha A. Sabol

Tel. 312-476-5114

Fax 312-899-0335

SabolM@gtlaw.com

May 21, 2015

Morrison & Foerster LLP

as counsel to Boyd Gaming Corporation

425 Market St.

San Francisco, CA 94105

RE:	Par-A-Dice Gaming Corporation, an Illinois corporation, and Boyd Gaming Corporation, a Nevada corporation $750M 6.875% Senior Notes due 2023.

Ladies and Gentlemen:

We have acted as special regulatory counsel for Boyd Gaming Corporation, a Nevada corporation (the “Company”) and Par-A-Dice Gaming Corporation, an Illinois corporation (the “Illinois Subsidiary”) in the State of Illinois in connection with the Company’s issuance and sale of Senior Notes (the “Notes”) in accordance with the terms of the Base Indenture, dated May 21, 2015 among the Company, the Guarantors and Wilmington Trust, National Association, as Trustee (the “Trustee”) as supplemented by the Supplemental Indenture (collectively, the “Indenture”), in a transaction (the “Transaction”) described in that certain registration statement on Form S-3 filed under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on May 1, 2015 (File No. 333-203814) (the “Registration Statement”), including the base prospectus contained therein, as supplemented by a prospectus supplement, dated May 7, 2015 (collectively, the “Prospectus”), as filed with the Commission pursuant to Rule 424(b)(5) of the Securities Act. This opinion is being furnished to you at the request of the Company in connection with Section 6(d) of that certain Underwriting Agreement, dated as of May 7, 2015 (the “Underwriting Agreement”), by and among Boyd Gaming Corporation, the Guarantors, and J.P. Morgan Securities LLC as Representative of the several underwriters (the “Underwriters”). Capitalized terms used herein without definition shall have the meanings provided for such terms in the Underwriting Agreement.

In preparation for issuing our opinion, we have reviewed the following documents: (1) the Underwriting Agreement; (2) the Registration Statement, including the Prospectus, (3) the Indenture, (4) the Guarantees, the terms of which are set forth in the Indenture and (5) the form of the Notes attached to the Indenture. The Underwriting Agreement, the Indenture and the Guarantees are collectively referred to herein as the “Transaction Documents”.

Morrison & Foerster LLP

May 21, 2015

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In connection with the opinion, we have examined originals or copies of documents which have been represented to us, to our satisfaction, as true copies of the Transaction Documents. In addition, we have, with your permission, relied upon the following statements and certificates of public authorities and of the Illinois Subsidiary:

1. Copies of the Certificate of Incorporation of the Illinois Subsidiary certified by the Secretary of State of the State of Illinois, dated as of April 29, 2015;

2. Copies of corporate By-Laws of the Illinois Subsidiary certified by the Secretary of the Illinois Subsidiary as true, correct and accurate (the documents referred to herein together with those in 1 above, shall be referred to as the “Organizational Documents”);

3. Good Standing Certificate, dated, May 20, 2015, of the Illinois Subsidiary, issued by the Secretary of State of the State of Illinois (the “Good-Standing Certificate”);

4. Resolutions of the Board of Directors of the Illinois subsidiary (the “Resolutions”) certified by the Secretary of the Illinois Subsidiary as true, correct and accurate; and

5. Certificate of incumbency for the Illinois Subsidiary (together, with the Resolutions, the “Authorization Documents”).

In addition, in order to render this opinion we have relied upon, without any independent investigation or inquiry, on the following assumptions:

1) The Notes are unsecured obligations of Boyd and the Illinois Subsidiary;

2) The proceeds from the sale of the Notes will not be directly used in the State of Illinois; and

3) The proceeds from the sale of the Notes will not be paid to or on behalf of the Illinois Subsidiary.

In rendering this opinion we have neither reviewed nor do we express any opinion concerning, the laws or regulations of any jurisdiction other than the State of Illinois and the laws of the United States as applicable to transactions in the State of Illinois.

In addition, we have relied upon and assumed the truth and accuracy of the representations, certifications and warranties made in the Transaction Documents and Authorization Documents and we have not made any independent investigations or verification of any factual matters stated or represented therein.

Morrison & Foerster LLP

May 21, 2015

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1) Each party to the Transaction Documents (other than the Illinois Subsidiary) (i) has been organized, is validly existing, and where applicable is in good standing under its jurisdiction of incorporation or organization, (ii) has the legal, corporate or other organization power and authority to enter into, execute, deliver, receive and perform each of the Transaction Documents, and (iii) is qualified, to the extent that qualification is necessary, and authorized to do business in the State of Illinois.

2) The entry into, execution, delivery, receipt and performance of the Transaction Documents by each party thereto (other than the Illinois Subsidiary) has been duly authorized by all requisite action on the party of such parties.

3) Each of the Transaction Documents has been or will be duly entered into, executed, received and delivered by each party thereto (other than the Illinois Subsidiary), and upon such execution and delivery constitute the legal, valid and binding obligations of each such party, so that all of such instruments have mutuality of binding effect.

4) The provisions of the Transaction Documents which are expressly stated to be governed by the laws of any state other than the State of Illinois constitute the valid, legal, binding and enforceable obligations of the parties thereto in accordance with the terms thereof under the laws of such other state, and no provision of the laws of any other state that are applicable to the Transaction Documents violates the public policy of the State of Illinois or the purpose of any Illinois law that a court would determine that the public policy of Illinois would require to be applied in any specific instance.

5) To the extent any of the Transaction Documents and any applicable provision thereof are governed by the laws of any other state and the laws of such other state are applicable to any matters opined herein, such laws are identical to the laws of Illinois applied by us herein.

6) Each of the Transaction Documents has been appropriately completed, executed and delivered in the forms submitted to us for review, with all appropriate schedules and exhibits attached and all blanks appropriately filled in, and where appropriate, all acknowledgements duly completed before a licensed notary public.

7) The execution, delivery and performance of the Transaction Documents by the parties thereto (other than the Illinois Subsidiary) do not and will not contravene, conflict with, violate or result in a breach of, or constitute a default under (i) any term or provision of any organization document of that party; (ii) any law, statute or ordinance of any jurisdiction; (iii) any approval, consent, license, order, writ, judgment, injunction or decree of any court, arbitrator, administrative agency or other governmental authority; or (iv) any indenture, trust agreement, mortgage, deed of trust, agreement, lease, ground lease or other instrument applicable to that party or by which that party or any of its property or assets is bound.

Morrison & Foerster LLP

May 21, 2015

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While we make no representation that we have conducted any other factual investigation, we have undertaken such inquiries and investigations as we have deemed pertinent or necessary for the purpose of rendering the opinions set forth herein.

Subject to the foregoing, and the limitations set forth below, we are of the opinion that:

(i) The Illinois Subsidiary has been duly organized and is validly existing in good standing under the laws of the State of Illinois, with full corporate power to enter into the Transaction Documents; and

(ii) Each of the Transaction Documents have been duly and validly authorized, executed and delivered by the Illinois Subsidiary to the extent that the Illinois Subsidiary is a party thereto; and the guarantee of the Illinois Subsidiary will constitute a binding obligation of such Illinois Subsidiary.

The above opinions, in addition to being expressly limited by their own terms and the preceding assumptions, are also limited and/or qualified by the following restrictions and exceptions:

(1) Our opinion in paragraph (i) regarding the good standing of the Illinois Subsidiary is based solely on our review of a good standing certificate from the Secretary of State of the State of Illinois dated May 20, 2015.

(2) We have considered and do not express an opinion with respect to (i) any Federal or state (including Illinois) securities laws and regulations, (ii) Federal tax laws or the tax laws of any state (including Illinois), or (iii) any Federal or state (including Illinois) antitrust laws and regulations.

Our opinions expressed above are limited to the laws of the State of Illinois and we do not express any opinion herein concerning any other law, including the applicability or effect thereof. Notwithstanding the foregoing, we expressly disclaim any opinion regarding state or federal securities laws, rules and regulations, including state “blue sky” laws. In addition, our opinion is subject to, and we render no opinion with respect to limitations imposed by reason of generally applicable public policy principles or considerations or limitations imposed by or resulting from the exercise by any court of its discretion. This opinion letter is given as of the date hereof and we assume no obligation to advise you of any facts, circumstances, events or changes that may hereafter be brought to our attention after the date hereof, even if they might affect or modify the opinions expressed herein.

This opinion letter is solely for the information of the addressees hereof and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with or furnished to any governmental agency or any other person, without our prior written

Morrison & Foerster LLP

May 21, 2015

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consent; provided, however, that Morrison & Foerster LLP may rely on this letter and the opinions set forth herein in connection with its Opinion Letter to the Company relating to the validity of the Notes, as filed with the Commission as an exhibit to the Registration Statement and may file a copy of this letter as an exhibit to a Form 8-K in connection therewith. This opinion letter is rendered solely for purposes of the Transaction and should not be relied upon by anyone other than the addressees hereof for this or any other purpose. We note that this opinion letter is a matter of professional judgment and not a guarantee of result.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP